The Torray Fund

                  Establishment and Designation of a New Series
                      of Beneficial Interest, No Par Value

     RESOLVED, that pursuant to Section 5(a) of Article III of the Declaration of Trust of The Torray Fund (the "Trust"), dated April 19, 1990 (the "Declaration"), one additional separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Trust's new investment portfolio (the "Fund"); and

     FURTHER RESOLVED, that the Fund shall have the following designations and Shares of the Fund, as applicable, shall have the following special and relative rights:

     1.    The Fund shall be designated "The Torray Institutional Fund."

     2. The Fund shall initially have one class of Shares to have such special and relative rights, and be subject to such liabilities, as may be provided from time to time in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time.

     3. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective prospectus and registration statement under the Securities Act of 1933. Each share of beneficial interest ("Share") of the Fund shall be redeemable. Each Share of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote. Each Share of the Fund shall represent a pro rata beneficial interest in the assets allocated to the Fund and shall be subject to a pro rata share of expenses allocated to the Fund; and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy

     4. Each Share of the Fund shall have the voting rights provided to shareholders in the Declaration and shall vote with shareholders of other series of the Trust with respect to matters affecting the Trust generally. With respect to matters concerning the Fund (but not other series of the Trust), Shares of the Fund shall vote as a group. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon in accordance with the Declaration, or applicable law, rule or regulatory policy, as applicable, as to the Fund, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of the Fund that alone must be voted in favor of the matter, or whether the required favorable vote of such applicable percentage of the shares must include shares of other series of the Trust as well.

     5. The assets and liabilities of the Trust shall be allocated to the Fund as set forth in Sections 6(a) and 6(b) of Article III the Declaration; except that costs of establishing the Fund and of the registration and public offering of the Fund's Shares shall be treated in accordance with applicable law and generally accepted accounting principles.

     6. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund hereby created, or to otherwise change the special and relative rights of the Fund, provided that such change shall not adversely affect the rights of the Shareholders of the Fund.

         IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of June, 2001.


         /s/ William M Lane                 /s/ Roy A. Schotland
         ------------------                 --------------------
         William M Lane                     Roy A. Schotland



         /s/ Bruce C. Ellis                /s/ Wayne H. Shaner
         ------------------                -------------------
         Bruce C. Ellis                    Wayne H. Shaner



         /s/ Robert P. Moltz
         -------------------
         Robert P. Moltz